Exhibit 99.1

ARIAD Announces Restructuring of Its Ridaforolimus Collaboration with Merck

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 5, 2010--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that it has restructured its July 2007 collaboration with Merck, Sharpe & Dohme Corp. (“Merck”) for the development, manufacture, and commercialization of ridaforolimus – ARIAD’s investigational mTOR inhibitor. The Company will host an investor conference call this morning at 9:00 a.m. ET to discuss the revised transaction and financial guidance.

Key Terms of the Amended Agreement

  ARIAD has granted Merck an exclusive license to develop, manufacture and commercialize ridaforolimus in oncology, and Merck will assume responsibility for all ridaforolimus activities, including clinical trials and regulatory filings. Both companies had previously shared co-exclusive rights.
  Merck will make an upfront cash payment of $50 million to ARIAD and will reimburse ARIAD for its ridaforolimus expenses incurred since January 1, 2010, estimated by ARIAD to be approximately $19 million. Merck will also fund 100 percent of future ridaforolimus development, manufacturing and commercialization costs, effective immediately.
  ARIAD will be eligible to receive up to $514 million in regulatory and sales milestones based on the successful development and commercialization of ridaforolimus in multiple indications. This includes $65 million in milestones associated with the potential sarcoma indication, which currently is in Phase 3 clinical development (i.e., $25 million for acceptance of the new drug application by the FDA, $25 million for U.S. marketing approval, $10 million for European marketing approval, and $5 million for Japanese marketing approval), and $200 million in milestones based on achievement of significant sales thresholds.
  Merck will book global sales of ridaforolimus and pay ARIAD tiered double-digit royalties on global net sales of ridaforolimus. In addition to now receiving royalties on U.S. sales in lieu of a profit split, these global royalty rates are approximately one-third greater than the royalty rates that ARIAD would have received for ex-U.S. sales under the original collaboration agreement with Merck.
  ARIAD will have an option to co-promote ridaforolimus with up to 20 percent of the sales effort for the product in all indications in the U.S., and Merck will compensate ARIAD for its ridaforolimus sales efforts.
  ARIAD will transition all ridaforolimus activities to Merck, which ARIAD estimates will be completed within six months. Merck will reimburse ARIAD for 100 percent of its ridaforolimus costs incurred until the transition is completed.
  Milestones associated with the start of four Phase 3 clinical trials ($74.5 million) in indications other than sarcoma and the development-cost advance contemplated by the original collaboration agreement are not included in the revised agreement, since Merck will be responsible for fully funding all clinical trials and other development activities.
  The terms for development and commercialization of ridaforolimus in potential non-oncology indications remain subject to future agreement between the companies.

Benefits to ARIAD of Restructured Partnership

“The restructuring of our ridaforolimus partnership represents the culmination of over a year of negotiations with Merck and speaks to the strong commitment both companies are making to broadly develop and commercialize ridaforolimus as a potential new treatment for patients with cancer,” stated Harvey J. Berger, M.D. chairman and chief executive officer of ARIAD.

“With Merck assuming all costs associated with the development, manufacture and commercialization of ridaforolimus and providing ARIAD with near-term cash payments totaling approximately $69 million, we have greatly strengthened our balance sheet,” he added. “We are retaining critically important commercial value through substantial global royalties, regulatory and sales milestones and a co-promotion option and eliminating the need for us to fund fifty percent of the ridaforolimus costs. This will allow us to focus our resources on commencing the pivotal trial for our next promising product candidate – AP24534 – our investigational pan BCR-ABL inhibitor and on advancing development of AP26113 – our investigational ALK inhibitor.”

Background on ARIAD-Merck Ridaforolimus Collaboration

ARIAD and Merck entered into the ridaforolimus collaboration in July 2007 and have worked together to develop ridaforolimus in multiple potential cancer indications. Ridaforolimus is being evaluated in the Phase 3 SUCCEED trial in patients with metastatic soft-tissue and bone sarcomas who have had a favorable response to chemotherapy. This trial is fully enrolled, and results of the second interim analysis of efficacy are expected in the second quarter of 2010, with the full data analysis expected in the fourth quarter of 2010.

In addition, ridaforolimus is being studied in Phase 2 clinical trials in advanced endometrial cancer, prostate cancer and non-small cell lung cancer, as well as in combination with various biological agents in other trials. A Phase 2 registration trial of ridaforolimus in patients with metastatic soft-tissue or bone sarcomas is ongoing in Japan.

At the start of the collaboration, Merck made a $75 million upfront payment to ARIAD and since then has paid ARIAD $53.5 million in milestone payments for the initiation of Phase 2 and Phase 3 clinical trials of ridaforolimus, in addition to paying its 50 percent share of ridaforolimus development, manufacturing and commercialization costs.

ARIAD Financial Guidance

ARIAD anticipates positive cash flow from operations for 2010 in the range of $5 to $7 million, reflecting the impact of the $50 million up-front payment from Merck. ARIAD also estimates year-end cash and cash equivalents in the range of $44 to $46 million.

Not taking into account any future milestones payments from Merck, any additional partnering or licensing activities, or other revenues, the revised Merck agreement provides the Company with sufficient capital to fund its operations into the second half of 2011 and enables the Company to move expeditiously in advancing its investigational pan-BCR-ABL inhibitor, AP24534, into a pivotal registration trial in patients with resistant and refractory chronic myeloid leukemia in the second half of 2010.

Conference Call Today at 9:00 a.m. ET

ARIAD management will host a conference call today at 9:00 a.m. ET to discuss the restructured agreement with Merck and guidance for this year. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 1-888-396-2298 (domestic) or 1-617-847-8708 (international) five minutes prior to the start time and providing the pass code 42086880. An archived version of the webcast will be available on ARIAD’s website for 30 days.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck, Sharpe & Dohme Corp. and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the amount of expenses to be reimbursed by Merck, the amount of time required to complete the transition of activities to Merck, payments to be made by Merck at a future date, the potential receipt of additional regulatory and sales milestone payments under this revised collaboration agreement, the potential of the successful development and commercialization of ridaforolimus in multiple indications, the future costs of the ridaforolimus program, the opportunity to receive royalties on global net sales of ridaforolimus, and opportunities to secure additional sources of funding and other statements made under the caption “Financial Guidance Update.” Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the potential that ridaforolimus may not be granted regulatory approval for any indication in any country, that ridaforolimus may not achieve any particular levels of revenue in the future, that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies, the costs associated with research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of the Company’s product candidates, the adequacy of capital resources and the availability of additional funding, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria Cantor, 617-621-2208